Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS
DECLARES SECOND QUARTER DISTRIBUTION OF $0.33 PER SHARE
Chicago, IL - May 4, 2023 - OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended March 31, 2023.
FIRST QUARTER FINANCIAL HIGHLIGHTS
•Net investment income of $0.37 per common share for the quarter ended March 31, 2023, an increase from $0.35 per common share for the quarter ended December 31, 2022.
•Net loss on investments of $0.09 per common share, primarily comprised of unrealized losses; there were no new non-accrual loans.
•Net asset value (“NAV”) per common share decreased from $13.47 at December 31, 2022 to $13.42 at March 31, 2023.
•As of March 31, 2023, based on fair value, 94% of our loan portfolio consisted of floating rate loans and approximately 99% of our loan portfolio consisted of senior secured loans.
•For the quarter ended March 31, 2023, the investment portfolio’s weighted-average performing income yield increased to 13.0% from 12.7% during the prior quarter.
•On March 31, 2023, we paid a quarterly distribution of $0.33 per common share and on May 2, 2023, our Board of Directors declared a distribution of $0.33 per common share for the second quarter of 2023, payable on June 30, 2023 to stockholders of record as of June 23, 2023.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Quarter Ended
(Per common share)	March 31, 2023	December 31, 2022
Net Investment Income
Net investment income	$0.37	$0.35

Net Realized/Unrealized Gain (Loss)
Net realized loss on investments(1)	$—	$(0.09)
Net unrealized loss on investments	(0.09)	(0.08)
Net loss on investments	$(0.09)	$(0.17)

Earnings (Loss)
Earnings (loss)	$0.28	$0.18

Net Asset Value
Net asset value	$13.42	$13.47
Distributions paid	$0.33	$0.30

	As of
(in millions)	March 31, 2023	December 31, 2022
Balance Sheet Highlights	(unaudited)
Investment portfolio, at fair value	$499.8	$500.6
Total assets	515.5	520.7
Net assets	179.8	180.4
(1)     For the quarter ended March 31, 2023, net realized loss rounds to an amount of less than $0.01 per common share.
“We are pleased to announce another increase in our quarterly net investment income. We expect to continue to see the benefits of our positioning in this rising interest rate environment with the vast majority of our loan portfolio being floating rate and the majority of our debt being fixed-rate,” said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “At the end of the first quarter, approximately 85% of our outstanding debt matures in 2026 or later, and more than half of our outstanding debt is unsecured.”

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in million)

	As of and for the Quarter Ended
Portfolio Overview	March 31, 2023	December 31, 2022
Average interest-bearing investments, at cost	$410.0	$422.7
Weighted-average performing income yield - interest-bearing investments(2)	13.0%	12.7%
Weighted-average realized yield - interest-bearing investments(3)	11.8%	11.7%
The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)    Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.
(3)    Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-income producing structured finance securities.

	Quarter Ended
Portfolio Activity	March 31, 2023	December 31, 2022
Investments in debt and equity investments	$9.9	$9.3
Investments in structured finance securities	—	—
As of March 31, 2023, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $499.8 million, which was equal to approximately 105% of amortized cost;
•Debt investments of $309.9 million in 47 portfolio companies;
•Equity investments of $102.8 million in 17 portfolio companies;
•Structured finance securities of $87.0 million in 23 investments; and
•Unfunded commitments of $21.3 million to 12 portfolio companies.
During the quarter ended March 31, 2023, no new loans were placed on non-accrual status.

RESULTS OF OPERATIONS
Investment Income
For the quarter ended March 31, 2023, total investment income increased to $14.3 million from $14.0 million in the prior quarter, primarily due to an increase in dividend income. For the quarter ended March 31, 2023, dividend income of $0.8 million was primarily related to a $0.5 million dividend from Pfanstiehl Holdings, Inc.
Expenses
For the quarter ended March 31, 2023, total expenses increased by $0.1 million to $9.3 million compared to the prior quarter, primarily due to an increase in interest expense stemming from increasing interest rates on our variable rate revolving credit facility with BNP Paribas.
Net Gain (Loss) on Investments
For the quarter ended March 31, 2023, we recognized a net loss on investments of $1.1 million, or $0.09 per common share, primarily due to issuer specific declines on certain debt investments and structured finance securities, partially offset by net unrealized appreciation on our equity investments.

LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2023, we had $10.8 million in cash, which includes $3.1 million held by our wholly owned small business investment company, OFS SBIC I, LP (“SBIC I LP”), and $3.6 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by SBIC I LP and OFSCC-FS is restricted by regulatory and contractual conditions, including limitations on the amount of cash SBIC I LP and OFSCC-FS can distribute to us.
As of March 31, 2023, we had an unused commitment of $20.0 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $49.0 million under our revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants. Based on our regulatory asset coverage ratio at March 31, 2023, we could access our aggregate unused lines of credit of $69.0 million, subject to the provisions of the borrowing bases as of any borrowing date, and remain in compliance with asset coverage ratio requirements.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, May 5, 2023, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (844) 763-8274 (Domestic) or (412) 717-9224 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through May 15, 2023 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #6430152.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the first quarter ended March 31, 2023.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Total investments, at fair value (amortized cost of $475,024 and $474,880, respectively)	$499,759	$500,576
Cash	10,773	14,937
Interest receivable	2,201	2,202
Prepaid expenses and other assets	2,750	3,002
Total assets	$515,483	$520,717

Liabilities
Revolving lines of credit	$106,000	$104,700
SBA debentures (net of deferred debt issuance costs of $158 and $223, respectively)	45,762	50,697
Unsecured notes (net of deferred debt issuance costs of $3,402 and $3,647, respectively)	176,598	176,353
Interest payable	2,104	3,947
Payable to adviser and affiliates	4,025	3,909
Accrued professional fees	419	444
Other liabilities	767	244
Total liabilities	335,675	340,294

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 and 13,398,078 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	134	134
Paid-in capital in excess of par	184,841	184,841
Total distributable earnings (losses)	(5,167)	(4,552)
Total net assets	179,808	180,423

Total liabilities and net assets	$515,483	$520,717

Number of shares outstanding	13,398,078	13,398,078
Net asset value per share	$13.42	$13.47

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Investment income
Interest income	$13,393	$9,788
Dividend income	785	758
Fee income	105	400
Total investment income	14,283	10,946
Expenses
Interest expense	4,874	3,624
Management fee	1,894	2,020
Income Incentive Fee	1,238	—
Capital Gains Fee	—	1,072
Professional fees	436	407
Administration fee	482	451
Other expenses	409	367
Total expenses	9,333	7,941
Net investment income	4,950	3,005
Net realized and unrealized gain (loss) on investments
Net realized gain (loss), net of taxes	(4)	217
Net unrealized gain (loss), net of taxes	(1,121)	5,283
Net gain (loss) on investments	(1,125)	5,500
Loss on extinguishment of debt	(19)	(144)
Net increase in net assets resulting from operations	$3,806	$8,361
Net investment income per common share – basic and diluted	$0.37	$0.22
Net increase in net assets resulting from operations per common share – basic and diluted	$0.28	$0.62
Distributions declared per common share	$0.33	$0.28
Basic and diluted weighted average shares outstanding	13,398,078	13,422,447

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, adjusted net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief regarding the performance of the Company’s portfolio; management's belief that the Company is well positioned in a rising interest rate environment due to a high percentage of floating rate loans in the portfolio and a majority of liabilities that have a fixed rate of interest, when there can be no assurance that such a composition will lead to future success; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

(4)   Registration does not imply a certain level of skill or training

Schedule 1
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, we disclose adjusted net investment income (“Adjusted NII”) (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with GAAP. Adjusted NII represents net investment income, excluding the capital gains incentive fee, in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements when aggregate net realized and unrealized capital gains, if any, on a cumulative basis is positive from the date of the election to be a BDC through the reporting date. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee. Management believes Adjusted NII facilitates the analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the quarters ended March 31, 2023 and December 31, 2022, and three months ended March 31, 2023 and 2022, respectively (dollar amounts in thousands, except per share data) (unaudited):

	Quarter Ended				Three Months Ended March 31,
	March 31, 2023		December 31, 2022		2023		2022
	(000's)	Per Share	(000's)	Per Share	(000's)	Per Share	(000's)	Per Share
Net investment income	$4,950	$0.37	$4,726	$0.35	$4,950	$0.37	$3,005	$0.22
Capital gains incentive fee accrual	—	—	—	—	—	—	1,072	0.08
Adjusted NII	$4,950	$0.37	$4,726	$0.35	$4,950	$0.37	$4,077	$0.30
Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.